Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of February 23, 2026, by and between J. Nathaniel Powell, with an address of 113 Sheffield Circle, Chapel Hill, NC 27157 (“Consultant”), and Longeveron Inc., a Delaware corporation with offices located at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136 (“Company”).

RECITALS:

For good and valuable consideration, the parties hereto agree as follows:

1.
Consulting Arrangement.
(a)
Consulting Period. Except as hereinafter otherwise provided, the Company agrees to engage Consultant as a consultant of the Company effective as of the date written above, and Consultant agrees to render services as a Consultant to the Company as of such date on the terms and conditions set forth below. The term of service as a Consultant to the Company will continue until December 31, 2026, unless sooner terminated by the Consultant or the Company for any reason or no reason upon providing the other party with ten (10) days’ prior written notice of such termination (“Consulting Period”).
(b)
Consulting Duties/Rates/Travel. During the Consulting Period, the Consultant agrees to be available to provide such consulting services related to Company’s business development and collaboration and partnering strategy and financial transactions, and to provide feedback and strategic guidance, and any other matters as reasonably requested from time to time by the Company. The Consultant will use good faith efforts to perform such services to the best of Consultant’s abilities.
(c)
Consulting Fees. During the Consulting Period, and provided that the Consultant is not in breach of the obligations under this Agreement, the Consultant will be paid a flat fee of one-hundred thousand (100,000) Common A Shares, which will be payable upon the successful completion of a licensing, acquisition, or financing deal for the Company that the Consultant has supported as reasonably determined by the CEO. Should Consultant need to travel at the request of the Company, any travel-related expenses must be approved in advance by Company’s CEO or designee. All domestic travel is by economy plus and all international travel is by business class. Consultant shall provide an invoice to Company immediately following the conclusion of the Consulting Period and will identify work performed during the invoice month. The Invoice will be sent via email to the following email address invoices@longeveron.com, attn. CEO.

Payment is due within thirty (30) days of invoice date. Consultant shall charge a late payment fee of 1½% per month, or the maximum amount permitted by law if less than 1½ % per month (for any payment not paid within thirty-five (35) days from invoice date). If a portion of any invoice is in dispute, then Company shall pay the undisputed amounts as set forth above. The parties shall use good faith efforts to reconcile any disputed amount within fifteen (15) days of the invoice date. Consultant reserves the right to stop working if payment is not received in a timely manner.

(d)
Consulting Expenses. The Consultant will be reimbursed for all reasonable business expenses that Consultant incurs at the request of the Company in performing services for the Company during the Consulting Period, subject to substantiating such expenses in accordance with the Company’s reimbursement policies, and to obtaining the prior approval of the Chief Executive Officer of the Company. Company will reimburse Consultant all out-of-pocket expenses incurred by Consultant in the performance of the work described. Such expenses include, but are not limited to all reasonable travel expenses, all reasonable expenses incidental to travel and other expenses specific to the services provided such as express delivery.
(e)
Nondisclosure. The Consultant shall be bound by that certain Mutual Nondisclosure Agreement dated June 10, 2025, between Company and Consultant, in accordance with the terms set forth in such Agreement which is incorporated herein by reference.
2.
Intellectual Property. Each Party shall retain all intellectual property and other assets that are owned or controlled by a Party as of the commencement of this Agreement (“Background IP”). Any work product prepared by

Consultant as part of or in furtherance of this Agreement is and shall be sole property of Company, to the extent not constituting Background IP. Where possible, the parties agree that any copyrightable work(s) prepared according to this Agreement shall be a Work for Hire pursuant to 17 U.S.C. § 101. Consultant agrees to execute any document necessary to memorialize an assignment under this clause.
3.
Independent Consultant Status.
(a)
In providing the services under this Agreement, it is expressly agreed that Consultant is acting as an independent Consultant and not as an employee, with respect to all matters arising out of this Agreement. Consultant and Company acknowledge that this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service. Company is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers’ compensation, insurance premium, profit-sharing, pension or any other employee benefit for Consultant during the Term. Consultant is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.
(b)
Consultant agrees and understands that Consultant is an independent Consultant with respect to all matters arising out of this Agreement. To that end, and subject only to the requirement that Consultant endeavors to perform the Services in a timely, competent, and reasonable manner so as to effectuate the purpose for which the Services are being provided, Company shall have no right to control the manner or means by which Consultant performs the Services and Consultant shall have the sole and exclusive right and responsibility to: (i) determine the methods by which Consultant performs the Services; (ii) set Consultant’s hours of work; and (iii) perform other work for other entities during the time frame that Consultant provides the Services. Company shall not supervise, direct, or control Consultant’s performance or provision of the Services. Consultant is not an agent of Company and is not authorized to bind, incur any liability, or otherwise act on behalf of Company. Consultant understands that Consultant is generally expected to furnish Consultant’s own materials for providing the Services.
4.
Benefit Ineligibility. Consultant acknowledges that Consultant is not entitled to any benefit afforded to a full or part-time employee of Company, including but not limited to, deferred compensation, bonus plans, medical insurance benefits, life insurance, dental insurance, disability insurance, and defined benefit contributions. Consultant shall not be entitled to any employment-related benefits, including but not limited to paid vacation, sick leave, bonuses, retirement plan, other fringe benefits or workers’ compensation. Consultant acknowledges that Company will not contribute to any unemployment compensation fund on Consultant’s behalf. Consultant agrees that Company shall not have an obligation to compensate Consultant because of any personal injuries that Consultant sustains in the course of providing the Services. Consultant covenants not to sue and not to pursue any claim of any nature against Company because of any personal injury or property damage Consultant sustains or causes in the course of providing the Services.
5.
Conditions Applying to Payment of Benefits. The Consultant understands and agrees that the payments and benefits to be provided to the Consultant under this Agreement are subject to the Consultant’s compliance with the terms and conditions set forth in this Agreement.
6.
Communications. Any notice, request or other communication required or permitted by this Agreement to be mailed, given or delivered to the Consultant shall be in writing, addressed to Consultant at the address stated above or at such other address as Consultant shall have furnished from time to time to the Company for the purposes hereof; and any payment to the Consultant under this Agreement may be made by check delivered to or mailed to such address. Any notice, request or other communication required or permitted by this Agreement to be given to the Company is to be in writing, addressed to the Company, for the attention of General Counsel, Longeveron Inc., 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136, with a copy to plehr@longeveron.com or at such other address as the Company shall have furnished to the Consultant for the purposes hereof.
7.
No Obligation. Company shall have no obligation to use Consultant’s services, work product, or any part thereof and Company’s obligation to Consultant shall be fully satisfied by the payment of Compensation to Consultant for the Services performed in accordance with this Agreement.
8.
Return of Property. Upon the expiration or termination of this Agreement, the Consultant will return to the Company or destroy any property, documentation, records, or Confidential Information which is the property of the Company, at the request of Company.

9.
Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws provision. Should any provision of the Agreement be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding Section regarding Nondisclosure, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Consultant and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement.
10.
Modification of Agreement. No amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will be binding unless the same is evidenced in writing and signed by each Party.
11.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties, pertaining to the subject matter hereof, and supersedes all prior representations, proposals, and agreements, whether oral or written, express or implied, pertaining to the subject matter hereof.
12.
Counterparts; Telecopy. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic mail transmission will constitute effective and binding execution and delivery of this Agreement.
13.
Not Construed Against Drafter. The essential terms and conditions contained in this Agreement have been mutually negotiated between the Parties hereto. No ambiguity in this instrument shall be construed or interpreted as against the preparer of this Agreement.
14.
Title/Headings. Titles and headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.
15.
Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.
16.
INDEMNIFICATION. Company specifically agrees that it shall indemnify, defend, and hold Consultant harmless, from and against all expenses of whatsoever kind or nature, including attorney’s fees, costs, judgments, fines and other amounts, which are or may become due and payable or have been paid, in settlement or incurred by Consultant in connection with any action, suit, or proceeding, whether civil, administrative, or investigative, in which Consultant is or is threatened to become a party, or is otherwise required to give testimony, by reason of Consultant’s work performed pursuant to this Consulting Agreement.
17.
Waiver. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LONGEVERON INC.

By:	/s/ Stephen Willard

Name/Title:	Stephen Willard/CEO

Date:	2/27/2026

CONSULTANT

By:	/s/ J. Nathaniel Powell

Name:	J. Nathaniel Powell

Date:	2/27/2026